Exhibit 25.2(k)
FUND SERVICES AGREEMENT
• Fund Administration Services
• Fund Accounting Services
• Transfer Agency Services
Kiewit Investment Fund LLLP
April 1, 2008

FUND SERVICES AGREEMENT

FUND SERVICES AGREEMENT
Table of Contents (continued)

Page

Schedule A — Fees and Expenses	A-1
Schedule B — Services Description	B-1

FUND SERVICES AGREEMENT
     AGREEMENT made as of April 1, 2008 by and between Kiewit Investment Fund LLLP (the “Fund”), a Delaware limited partnership and J.P. Morgan Investor Services Co. (“J.P. Morgan”), a Delaware corporation.
WITNESSETH:
          WHEREAS, the Fund is registered as an closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
          WHEREAS, the Fund wishes to contract with J.P. Morgan to provide certain services with respect to the Fund;
          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
     1. Appointment. The Fund hereby appoints J.P. Morgan to provide services for the Fund, as described hereinafter, subject to the supervision of the Board of Directors of the Fund (the “Board”), for the period and on the terms set forth in this Agreement. J.P. Morgan accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of and Schedule A to this Agreement.
     2. Representations and Warranties.
          (a) J.P. Morgan represents and warrants to the Fund that:
               (i) J.P. Morgan is a corporation, duly organized, existing and in good standing under the laws of the State of Delaware;
               (ii) J.P. Morgan is duly qualified to carry on its business in the Commonwealth of Massachusetts;
               (iii) J.P. Morgan is empowered under applicable laws and by its Certificate of Incorporation and By-Laws to enter into and perform this Agreement;
               (iv) all requisite corporate proceedings have been taken to authorize J.P. Morgan to enter into and perform this Agreement;
               (v) J.P. Morgan has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

               (vi) no legal or administrative proceedings have been instituted or threatened which would impair J.P. Morgan’s ability to perform its duties and obligations under this Agreement;
               (vii) J.P. Morgan’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of J.P. Morgan or any law or regulation applicable to J.P. Morgan; and
               (viii) assuming execution and delivery of this Agreement by the Fund, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable in accordance with its terms.
          (b) The Fund represents and warrants to J.P. Morgan that:
               (i) the Fund is a Delaware limited liability limited partnership, duly organized and existing and in good standing under the laws of Delaware;
               (ii) the Fund is empowered under applicable laws and by its Amended and Restated Agreement of Limited Partnership (“Partnership Agreement”), Certificate of Limited Partnership (“Certificate”) and By-Laws to enter into and perform this Agreement;
               (iii) all requisite proceedings have been taken to authorize the Fund to enter into and perform this Agreement;
               (iv) the Fund is registered as investment company under the 1940 Act;
               (v) a registration statement on Form N-2 filed under the Securities Act of 1933, as amended (“1933 Act”) and the 1940 Act and will be effective under the 1933 Act prior to the sale of any Units to the public and will remain effective under the 1933 Act so long as such sales are continuing;
               (vi) no legal or administrative proceedings have been instituted or threatened which would impair the Fund’s ability to perform its duties and obligations under this Agreement;
               (vii) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Fund’s legal, valid and binding obligation, enforceable in accordance with its terms; and
               (viii) the Fund’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

     3. Delivery of Documents. The Fund will promptly furnish to J.P. Morgan such copies, properly certified or authenticated, of contracts, documents and other related information that J.P. Morgan may reasonably request or requires to properly discharge its duties. Such documents may include but are not limited to the following:
          (a) Resolutions of the Board authorizing the appointment of J.P. Morgan to provide certain services to the Fund and approving this Agreement;
          (b) The Fund’s Partnership Agreement and Certificate;
          (c) The Fund’s By-Laws;
          (d) A copy of the Fund’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (“SEC”);
          (e) A copy of the Fund’s Registration Statement, including the Prospectus and Statement of Additional Information contained therein, as amended and supplemented from time to time (the “Prospectus”);
          (f) A copy of the Investment Advisory Agreement between the Fund and its investment adviser (the “Advisory Agreement”);
          (g) Copies of opinions of counsel and auditors’ reports;
          (h) Such other agreements as the Fund may enter into from time to time such as securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.
     4. Services Provided.
          (a) J.P. Morgan will provide the following services subject to the control, direction and supervision of the Board and in compliance with the objectives, policies and limitations set forth in the Fund’s Registration Statement, Limited Partnership Agreement, Certificate and By-Laws; applicable laws and regulations; and all resolutions and policies implemented by the Board, of which J.P. Morgan has been notified by the Fund:
               (i) Fund Administration,
               (ii) Fund Accounting, and
               (iii) Transfer Agency.
A detailed description of each of the above services is contained in Schedule B to this Agreement.
          (b) J.P. Morgan will also:

               (i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of J.P. Morgan or a corporate affiliate of J.P. Morgan);
               (ii) provide the services of individuals to serve as officers of the Fund who will be designated by J.P. Morgan and elected by the Board subject to reasonable Board approval;
               (iii) provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;
               (iv) furnish equipment and other materials, which are necessary or desirable for provision of the services contemplated herein; and
               (v) keep records relating to the services provided hereunder in such form and manner as J.P. Morgan may deem appropriate or advisable. To the extent required by Section 31 of the 1940 Act and the rules thereunder, J.P. Morgan agrees that all such records prepared or maintained by J.P. Morgan relating to the services provided hereunder are the property of the Fund and will be preserved for the periods prescribed in Rule 31a-2 under the 1940 Act, maintained at the Fund’s expense, and made available in accordance with such Section and rules. Upon reasonable written notice by the Fund, J.P. Morgan will provide copies of Fund documents and reasonable access to its premises for valid Fund purposes, including requests for access by the Fund’s auditors, up to two times per year.
     5. Fees and Expenses.
          (a) As compensation for the services rendered to the Fund pursuant to this Agreement the Fund shall pay J.P. Morgan monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.
          (b) For the purpose of determining fees calculated as a function of the Fund’s assets, the value of the Fund’s assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board.

          (c) The Fund may request additional services, additional processing, or special reports, with such specifications and requirements documentation as may be reasonably required by J.P. Morgan. In addition, significant regulatory and legal changes and changes in the Fund’s status may necessitate additional services, processing or reports. In either instance, if J.P. Morgan elects to provide such services or arrange for their provision, it shall be entitled to additional fees and expenses at its customary rates and charges upon notice and agreement by the Fund.
          (d) J.P. Morgan will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. The Fund will bear all other expenses of operation. Such other expenses to be incurred in the operation of the Fund and to be borne by the Fund, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers, employees and directors who are not officers, directors, shareholders or employees of J.P. Morgan, or the Fund’s investment adviser or distributor; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; EDGAR filing fees, processing services and related fees; postage and mailing costs; costs of share certificates; advisory and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of corporate existence; expenses of typesetting and printing of Prospectuses for regulatory purposes and for distribution to current shareholders of the Fund (the Fund’s distributor to bear the expense of all other printing, production, and distribution of Prospectuses, and marketing materials); expenses of printing and production costs of shareholders’ reports and proxy statements and materials; expenses of proxy solicitation, proxy tabulation and annual meetings; costs and expenses of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with corporate, shareholder, and Board meetings; trade association dues and expenses; reprocessing costs to J.P. Morgan caused by third party errors; copying charges; overtime work when necessitated by unusual client requests; microfilm and storage, audio response unit costs; corporate action services; service termination and conversion costs; any expenses necessitated by regulatory or legal changes; and any extraordinary expenses and other customary Fund expenses. In addition, J.P. Morgan may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services designated by the Fund, in connection with determining the net asset values of the Fund. The Fund agrees to promptly reimburse J.P. Morgan for any services, equipment or supplies ordered by or for the Fund through J.P. Morgan and for any other expenses that J.P. Morgan may incur on the Fund’s behalf at the Fund’s written request or as consented to in writing by the Fund, including those costs and expenses set forth on Schedule A. The Fund will reimburse J.P. Morgan for the Fund’s share of the cost of such services based upon the actual usage, or a pro-rata estimate of the use, of the services for the benefit of the Fund
          (e) All fees, out-of-pocket expenses, or additional charges of J.P. Morgan shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.
          (f) J.P. Morgan will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Charges remaining unpaid after thirty (30) days shall bear interest in finance charges equivalent to, in the aggregate, the Prime Rate (as determined by J.P. Morgan) plus two percent per year and all costs and expenses of effecting collection of any such sums, including reasonable attorney’s fees, shall be paid by the Fund to J.P. Morgan.
          (g) In the event that the Fund is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Fund), this Agreement may be terminated upon thirty (30) days’ written notice to the Fund by J.P. Morgan. The Fund must notify J.P. Morgan in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.
     6. Limitation of Liability and Indemnification.
          (a) J.P. Morgan shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Fund or third parties, in connection with the matters to which this Agreement relates, except for a loss or expense solely caused by or resulting from J.P. Morgan’s gross negligence or willful misconduct.
          (b) J.P. Morgan shall not be responsible for, and the Fund shall indemnify and hold J.P. Morgan and its directors, officers, agents and employees (collectively the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses, including out-of-pocket and incidental expenses and legal fees (“Losses”) that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

               (i) any and all actions of the Indemnitees required to be taken pursuant to this Agreement;
               (ii) the reliance on or use by the Indemnitees of information, records, or documents which are received by the Indemnitees and furnished to it or them by or on behalf of the Fund, and which have been prepared or maintained by the Fund or any third party on behalf of the Fund;
               (iii) the Fund’s refusal or failure to comply with the terms of this Agreement or the Fund’s lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;
               (iv) the breach of any representation or warranty of the Fund hereunder;
               (v) the taping or other form of recording of telephone conversations or other forms of electronic communications with investors and shareholders, or reliance by the Indemnitees on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;
               (vi) following any instructions or other directions reasonably believed to be requests of the Fund or otherwise duly authorized, and upon which J.P. Morgan is authorized to rely pursuant to the terms of this Agreement;
               (vii) the recognition and processing by J.P. Morgan of any Unit certificates which are reasonably believed to bear the proper signatures of the officers of the Fund and the proper countersignature of any transfer agent or registrar of the Fund;
               (viii) any delays, inaccuracies, errors in or omissions from information or data provided to J.P. Morgan by the Fund, its investment advisers and/or sub-advisers, and providers of other services such as data services, corporate action services, pricing services or securities brokerage;
               (ix) the offer or sale of Units by the Fund in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Fund or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Fund prior to the effective date of this Agreement;
               (x) any failure of the Fund’s registration statement to materially comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in the Fund’s Prospectus;
               (xi) the actions taken by the Fund, its investment adviser and/or sub-advisers, and its distributor in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and
               (xii) all actions, inactions, omissions, or errors caused by third parties to whom the Fund or the Indemnitees have assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Fund, its investment advisers, distributor, administrator or sponsor.
          (c) In addition to and not in limitation of paragraph (b) immediately above, the Fund also agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in connection with or arising out of J.P. Morgan’s performance under this Agreement, provided the Indemnitees have not acted with negligence or engaged in willful misconduct.
          (d) In performing its services hereunder, J.P. Morgan shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Fund and its custodians, officers and directors, investment advisers and sub-advisers, investors, agents and other service providers which J.P. Morgan reasonably believes to be genuine, valid and authorized in accordance with this Agreement. J.P. Morgan shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel and public accountants retained by the Fund, as necessary or appropriate.
          (e) Anything in this agreement to the contrary notwithstanding, in no event shall J.P. Morgan or the Fund be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if J.P. Morgan or the Fund as applicable has been advised of the likelihood of such loss or damage and regardless of the form of action in which any such loss or damage may be claimed. This provision shall survive the termination of this Agreement.
     7. Term. This Agreement shall become effective on the date first hereinabove written and may be modified or amended from time to time by mutual agreement between the parties hereto. The Agreement shall continue in effect unless terminated by either party on 180 days’ prior written notice. Upon termination of this Agreement, the Fund shall pay to J.P. Morgan such compensation and any out-of-pocket or other reimbursable expenses which may be due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later. In the event of late payment or non-payment, J.P. Morgan shall have the right to retain the records of the Fund until all fees and monies due J.P. Morgan are paid.
     8. Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):
If to the Fund:
Kiewit Investment Fund LLLP
Kiewit Plaza
Omaha, NE 68131
Attention: Robert Giles, President
Fax: (402) 536-3678
If to J.P. Morgan:
J.P. Morgan Investor Services Co.
73 Tremont Street
Boston, MA 02108
Attention: Legal Department
Fax: 617-557-8616
     9. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

     10. Force Majeure. J.P. Morgan shall not be responsible or liable for any harm, loss or damage suffered by the Fund, its investors, or other third parties or for any failure or delay in performance of J.P. Morgan’s obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond J.P. Morgan’s control. In the event of a force majeure, any resulting harm, loss, damage, failure or delay by J.P. Morgan will not give the Fund the right to terminate this Agreement.
     11. Amendments. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.
     12. Severability. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.
     13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK.
     14. Confidentiality. In accordance with the Securities and Exchange Commission’s regulation S-P (“Regulation S-P”), nonpublic personal financial information relating to consumers and customers of the Fund provided by, or at the direction of the Fund to J.P. Morgan, or collected or retained by J.P. Morgan in the course of performing its duties as transfer agent shall be considered confidential information. J.P. Morgan agrees that it shall not use such confidential information for any purpose other than to carry out its obligations under this Agreement, and further agrees that it shall not give, sell or in any way transfer or disclose such confidential information to any person or entity, other than (i) affiliates of J.P. Morgan or third parties who have entered into contractual arrangements with the Fund or with J.P. Morgan, and then only to the extent necessary to carry out the obligations under such contractual arrangements, (ii) at the direction of the Fund, (iii) as required by law or (iv) subject to (i) above, as permitted by law. J.P. Morgan represents that it has in place and shall maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information related to consumers or customers of the Fund. J.P. Morgan warrants that it shall not disclose such confidential information to any person or entity as permitted in the previous sentence unless such person or entity has agreed to keep such information confidential. The Fund represents to J.P. Morgan that it has adopted a Statement of its privacy policies and practices as required by Regulation S-P and agrees to provide J.P. Morgan with a copy of that statement annually.
     15. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their legal successors and representatives. J.P. Morgan shall not have the right to delegate or assign any of its material obligations or rights under this Agreement without the prior written consent of the Fund, which consent shall not be unreasonably withheld; provided, however, that no such consent shall be required in the event of an assignment of this Agreement: (a) to any parent, subsidiary or corporate affiliate of J.P. Morgan; provided that J.P. Morgan remains primarily liable hereunder; or (b) as result of: (i) the merger or consolidation of J.P. Morgan with or into any other entity: or (ii) the sale of all or substantially all of J.P. Morgan’s assets.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

Kiewit Investment Fund LLLP
By:
	Name:	Robert L. Giles, Jr.
	Title:	President

J.P. Morgan Investor Services Co.
By:
	Name:	Russell E. Warren
	Title:	President and CEO

FUND SERVICES AGREEMENT
SCHEDULE A
FEES AND EXPENSES
Fund Accounting, Fund Administration, Regulatory Services and Transfer Agency Fees
The fees set forth below shall remain in effect for three (3) years from April 1, 2008. For the services rendered under this Agreement, the Fund shall pay to the Administrator the following annual fees:
Portfolio Accounting and Administration Fees

Up to $500 million in assets
Minimum Fee	$70,000 per annum
Composite Level	$25,000 per annum
Separate Account Sleeve Level	$19,000 per sleeve per annum
Commingled Sleeve Level
Accounting	$9,000
Compliance	N/A

Performance Measurement Fees

Total Return Performance
Composite Level	No Charge
Separate Account Sleeve Level	$3,000 per sleeve per annum
Commingled Sleeve Level	$1,000 per sleeve per annum

Financial Reporting Fees

Financial Reporting Services	$7,000 per annum

Tax Fees

Tax Accounting Services
First 100 partners:	$12,000/annum without Paid Preparer Sign Off
(Aggregate)	$15,000/annum with Paid Preparer Sign Off

101-500 partners	$40 per partner per annum
501+ partners	$25 per partner per annum

$500/state for composite state returns filed beyond the 5 state returns included in the annual fee.

Regulatory Services Fees

Disclosure Filings (Form N-2)	$20,000

Board of Trustees/Advisory Board	$45,000
4 meetings per year

Compliance Program / Manual Assistance	$16,000

Transfer Agency Fees

Up to 2,500 partners	$80,000 / cusip / fund / class

The Fund will reimburse J.P. Morgan for out-of-pocket expenses and vendor pass-through charges incurred on its behalf, including but not limited to the following:
Out-of-Pocket Core Service Scope

Included in Core Scope
Custody out-of-pocket charges include, but are not limited to, re-registration charges, scrip fees, ad valorum taxes, transportation costs for shipment of physical securities, etc.
Fund Accounting out-of-pocket charges include, but are not limited to, express mail, archiving, SAS 70 reviews, and printing/copying charges.
Fund Administration out-of-pocket charges include, but are not limited to, travel to Board of Directors meetings (if applicable), overnight courier charges, and printing/copying charges for Board Book materials, Sarbanes-Oxley Act sub-certification process, CCO Office Support, etc.
Transfer Agency out-of-pocket expenses include, but are not limited to, confirmations, statements, stationary, postage, courier service, forms, telephones, record retention, wires, transcripts, microfilm, web-site maintenance and expenses incurred at the specific direction of the Fund.
Fund Regulatory out-of-pocket expenses include, but are not limited to, SEC filing fees, SEC exams, EDGAR filing fees, Board book materials and supplies, expenses of typesetting and printing of offering circulars, Prospectuses and SAIs for regulatory purposes, travel expense incurred in attending Board meetings, etc.
Direct Pass-through Core Service Scope

Included in Core Scope

Direct Passthrough Vendor Charges:
Hedge-Tek
(Aggregate)	$5,250/Fund

FundWorx (Financial Reporting)	$1,300/Fund

Pricing Quotes (Accounting)	To be determined based on frequency (i.e., daily, weekly or monthly pricing)

FUND SERVICES AGREEMENT
SCHEDULE B
GENERAL DESCRIPTION OF SERVICES
J.P. Morgan’s services are designed and intended to address the Fund’s routine financial and tax reporting, portfolio compliance and general administration needs. J.P. Morgan will work closely with the Fund’s experts, such as its public accountants and legal counsel, with respect to these services.
Portfolio Accounting, Administration and Performance Measurement Services

Standard/Automated Inputs
Real Time Trade Processing
Capital Processing
Expense Analysis and Processing
Portfolio Income Recognition
Corporate Actions Processing
Market Value Calculations utilizing automated price vendors
Standard/Automated Reporting & Deadlines
Unitized Value Calculation
Standard Unitized Value Delivery Timeframe (Based on market close)
Risk Reporting (e.g., Statistics, Past Due Income, etc.)
Daily Cash Reconciliation
Asset Reconciliation
1940 Act Compliance and Prospectus testing
Communication with Lead Advisor
External Audit, SAS 70 Co-ordination
Calculate asset allocation percentages quarterly
Provide periodic Reports, including Quarterly Holdings, Broker Commission, Collateral/TBA, Portfolio Turnover
Generally Accepted Accounting Principles and Materiality Thresholds to Support a quarterly valuation environment
Total Return Performance (quarterly)

Financial Reporting Services

Coordination, preparation and review of Annual and Semi-Annual financial statements including:
     Schedule of Investments
     Statement of Assets, Liabilities & Partner Capital
     Statement of Operations
     Statement of Changes in Partners’ Capital
     Financial Highlights ( Including Fund Level Performance )
     Statement of Cash Flows
     Notes to Financial Statements
     Review of Financial Data in MD&A
     Preparation and review of line graphs and performance information.
     Creation, distribution and review of production drafts
Coordination, preparation and review of quarterly financial statements including:
     Schedule of Investments
     Notes to Financial Statements

Tax Services

Monthly preparation and review of book allocations under economic, full, partial or layering allocation methods.
Allocation of all tax M-1 adjustments will be based on year-end capital balances.
Preparation, review and filing of the following:
Annual partnership tax year-end provisions (includes all book/tax adjustments except those noted in the Additional Services and Fees section);
Federal Form 1065 and up to five state tax returns (including filings by extended due dates);
Schedule K-1 reporting for partners, including Estimated Schedule K-1
Calculation of foreign partner distributive share amounts subject to tax withholding
Composite Non-Resident State Tax Returns
     Tax year-end majority interest test
Facilitate partner level tax withholding payments and Form 1042 and Form 1042-S filings.
Up to 25 hours of tax consultation and research per year per Fund Complex
Review complex corporate actions
REIT Tracking for limited activity
Tax shelter compliance for limited activity:
Work with client to identify possible tax shelters
Prepare and review Form 8886
Preparation and review of estimated taxable income for the following:
Annual Distribution
Semi-Annual Report to Unitholders

Regulatory Services

Disclosure filings (Form N-2)
•	If an N-2 filing must be made, it will have to be quoted on the basis of reviewing the labor needed to prepare the filing at that time

•	Preparation of annual tender offer documents for repurchase of shares, subject to fund counsel review
Prepare for filing forms N-Q, N-PX as may be applicable, including review of annual disclosure updates contained in the annual and semi-annual reports
Review N-SAR, N-CSR, proxy materials, etc., and provide support and advice for JPMISC or fund’s administrative or other staff as needed
Board of Directors — 4 to 5 meetings per year routine, including meetings of the Audit Committee (additional meetings at additional nominal charge)
•	Preparatory work (agendas, minutes, resolutions, etc.)

•	Collect materials from other parties, combine into board books and distribute

•	Attend board meetings and take minutes
Compliance program/manual—service is to assist the Fund’s own Chief Compliance Officer
•	Compile fund’s compliance policies and procedures—complete review and revision once yearly

•	Quarterly updates—as needed

•	Coordinate, distribute and review quarterly Compliance Questionnaire to adviser and sub-advisers

•	Assist CCO in compiling annual review and report for Board of Trustees

Transfer Agency Services

Transaction Processing
Redemptions (twice per year, 5% fund maximum tracking, pro-ration as necessary)
Purchases
Transfers
Account maintenance
Correspondence
Call Center
Partnership 800 line (hours to be determined)
Fund liaison
Financial Control
Cash reconciliation
Share reconciliation
Money movements
Fed wire release
Annual distributions (in conjunction with Fund Accounting)
On-line Access
Web access (web-site, inquiry only)
Statements
Quarterly production and distribution
Miscellaneous
Compile partner responses to State Composite Tax Return Election Forms
Provide mailing lists and other reports by request